UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 10, 2009

ATC TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-21803	95-4486486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Opus Place, Suite 600, Downers Grove, Illinois	60515
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(630) 271-8100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statement Notice

This Current Report on Form 8-K contains forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to us that are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including those related to the markets for our products, general trends in our operations or financial results, plans, expectations, estimates and beliefs.  These statements reflect our judgment as of the date of this Current Report with respect to future events, the outcome of which is subject to risks, which may have a significant impact on our business, operating results or financial condition.  Readers are cautioned that these forward-looking statements are inherently uncertain.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein.  We undertake no obligation to update forward-looking statements.  The factors that could cause actual results to differ are discussed in our Annual Report on Form 10-K for the year ended December 31, 2007 and our other filings made with the SEC.

Item 2.02.  Results of Operations and Financial Condition.

On February 10, 2009, ATC Technology Corporation issued a press release (a copy of which is attached as Exhibit 99) announcing, among other things, the following for the quarter and year ended December 31, 2008:

•	net sales;
•	loss from continuing operations;
•	loss from continuing operations per share;
•	adjusted income from continuing operations;
•	adjusted income from continuing operations per diluted share;
•	Logistics segment net sales and segment profit; and
•	Drivetrain segment net sales, segment loss and adjusted segment profit.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet
       Arrangement of a Registrant.

On February 10, 2009, we sent a notice of borrowing to draw $70 million in principal amount under our $150 million revolving bank credit facility contemplated by the Credit Agreement, dated as of March 21, 2006, by and among ATC Technology Corporation, Bank of America, N.A., as administrative agent, and the other lenders party thereto.

We are borrowing under the credit facility to increase our cash position to preserve financial flexibility in light of the current uncertainty in the credit markets.  The remaining undrawn capacity of the credit facility after giving effect to the borrowing described above and various outstanding letters of credit is $79.1 million.

At our election, amounts advanced under the revolving credit facility will bear interest at either (i) the Base Rate plus a specified margin or (ii) the Eurocurrency Rate plus a specified margin.  The Base Rate is equal to the higher of (a) the lender’s prime rate or (b) the federal funds rate plus 0.50%.  The applicable margins for both Base Rate and Eurodollar Rate loans are subject to quarterly adjustments based on our leverage ratio as of the end of the four fiscal quarters then completed.  At December 31, 2008, the applicable margins for Base Rate and Eurodollar Rate loans were zero and 1.00%, respectively.  As specified in our credit agreement, the following table sets forth the rates based upon our leverage ratio:

	Applicable Rate
Consolidated Leverage Ratio	LIBOR Margin and Letters of Credit	Commitment Fee	Prime Rate Margin
Less than 1.00:1	1.00%	0.20%	0.00%
Greater or equal to 1.00:1 but less than 1.75:1	1.25%	0.25%	0.25%
Greater or equal to 1.75:1 but less than 2.50:1	1.50%	0.30%	0.50%
Greater or equal to 2.50:1	1.75%	0.35%	0.75%

A description of the credit agreement is contained in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources of our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

Item 2.06.  Material Impairment

In December 2008 we reported that we will incur a non-cash goodwill impairment charge in our Drivetrain segment of $60-$80 million, with the actual amount of the impairment charge to be determined in accordance with our valuation procedures and analysis.  Having completed those procedures and analysis, we have determined that the actual goodwill impairment charge is $79.1 million.

Item 7.01.  Regulation FD Disclosure.

In our February 10, 2009 press release, we also provided projections of the following information for the year ending December 31, 2009.

•	revenue;
•	income from continuing operations;
•	adjusted income from continuing operations;
•	income from continuing operations per diluted share;
•	adjusted income from continuing operations per diluted share;
•	Logistics segment revenue and segment profit;
•	Drivetrain segment revenue and adjusted segment profit; and
•	free cash flow.

The information in this Item 7.01 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.  Financial Statements and Exhibits.

Exhibit 99:   press release dated February 10, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 10, 2009	ATC TECHNOLOGY CORPORATION

/s/ Joseph Salamunovich
Vice President